UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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General Electric Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing April 22, 2025, GE Aerospace (General Electric Company) made available to shareholders the following letter from the Board’s independent directors in connection with the upcoming annual shareholders meeting on May 6, 2025.
Dear GE Aerospace shareholders,

With shareholders finalizing their votes ahead the GE Aerospace annual meeting on May 6, we wanted to provide our perspective as the Board’s independent directors.

We ask that you vote “for” say-on-pay and “for” all of our director nominees.

Since launching as independent company just over one year ago, GE Aerospace is fully engaged in fulfilling its purpose: inventing the future of flight, lifting people up and bringing them home safely. The company delivered strong performance in its first year, growing operating profit and free cash flow by roughly 30% each and adjusted earnings per share by over 50%, with our share price rising by over 60% in 2024, compared to ~16% for the S&P 500 Industrials Stock Index. More broadly, GE’s historic transformation has generated enormous value for shareholders over the past several years, growing the combined market capitalization of GE Aerospace, GE Vernova and GE HealthCare by over $230 billion—more than triple—compared to the value of GE in November 2021 before the spin-offs were announced.

These achievements are in no small part thanks to the leadership of our CEO, Larry Culp. The Board strongly believes that he is the best leader for GE Aerospace today as we continue to grow our services and new engine deliveries to meet tremendous customer demand, and we were extremely pleased to announce an agreement with Larry last June to continue his leadership through 2027.

The selection of the company’s CEO is among the most important tasks we perform as a Board, and we have had extensive dialogue with institutional shareholders on this topic. There has been overwhelmingly positive support for taking action to secure Larry. Before the new contract, shareholders were keenly interested to understand the timeline for his leadership. Since announcing the new contract, the company’s strong performance has continued and shareholders have told us how much they appreciate the certainty that comes from having an agreement for Larry to continue serving through 2027. The compensation terms are an integral part of the agreement to secure Larry’s continued leadership, and we ask shareholders who support the company and this decision to support our say-on-pay vote this year.

Securing our CEO’s continued leadership. The Board carefully considered how best to incentivize and retain Larry beyond the term of his prior contract, and these deliberations are discussed in additional detail in the Q&A with Management Development & Compensation Committee Chairman Stephen Angel on page 27 of the proxy statement. This was not an ordinary course retention scenario: we had recently launched as a standalone company in April 2024, and we had an exceptional CEO with a track record of tremendous value creation whose prior employment contract was coming to an end. The Board considered a range of options, and we determined that a one-time grant of performance stock units (the CEO Incentive Grant) aligned with the term of the new employment contract through 2027 would be the most effective way to secure Larry’s leadership through this critical period for GE Aerospace and the industry. The CEO Incentive Grant is entirely performance-based, and well aligned with shareholders because it is contingent upon achieving performance targets levels based on the long-term operating profit outlook of approximately $10 billion that the company provided for 2028 at the GE Aerospace Investor Day on March 7, 2024. This is a highly individualized compensation arrangement that we judged to be in the best interest of GE Aerospace’s shareholders. For the Board, the extension of Larry’s term as CEO through 2027 also provided the added benefit of establishing a succession planning timeframe—ensuring that we have ample time to prepare for a potential leadership transition.

Continuing to strengthen our compensation program. Over the past several years as our company has transformed, we have worked continuously to evolve our executive compensation program in line with shareholder expectations, best practices and peer benchmarking. There has been strong support for the program, with 94% of shareholders voting to support say-on-pay for the past two years. Our current annual program is fundamentally the same as shareholders have supported in the past, with enhancements made in response to shareholder feedback over multiple years such as adopting cumulative three-year performance periods for our annual PSUs. Other recent adjustments described in the proxy, including to the annual bonus opportunity and to TSR modifier metrics, align with the practices of the majority of our post-spin compensation peer group and support our goal of attracting, retaining, and motivating top talent.

* * *

We are confident that, under Larry’s leadership, the company will only build upon the great start it made in its first year. GE Aerospace enabled over three billion passengers to fly with our technology under wing in 2024, and there are nearly one million passengers in flight powered by our engines at any given time.1 Across our company, there is a profound sense of responsibility for the safety of our products given this reach, and those figures also underscore the scale of the opportunity for our business. We know that Larry and his leadership team will continue their commitment to building capabilities and competitive advantages that will serve GE Aerospace and our shareholders well for years to come.

On behalf of the Board, thank you for your continued support of GE Aerospace at this exciting time for our company.

Independent Directors of the GE Aerospace Board of Directors

1 Figures include equipment made by GE Aerospace and joint ventures.

Note: Financial information above includes non-GAAP financial measures; see page 65 of GE Aerospace’s definitive proxy statement for additional information.
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